EXHIBIT 99.4

SECOND AMENDMENT TO THE
DELL FINANCIAL SERVICES 401(k) PLAN

This Second Amendment to the Dell Financial Services 401(k) Plan (hereinafter referred to as “Plan”) is hereby executed and adopted on this 18th day of December, 2002, by Dell Financial Services L.P. (hereinafter referred to as the “Employer”).

WITNESSETH

WHEREAS, the Employer has heretofore maintained and administered the Plan and related Trust, in a manner intended to ensure that the Plan continues to qualify under Code sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Plan complies with the nondiscrimination tests under sections 401(k) and 401(m) of the Code; and

WHEREAS, the Employer desires to amend the Plan to revise the claims procedures in accordance with DOL Reg. section 2560.503-1; and

WHEREAS, the Employer desires to amend the Plan to revise the definition of Code section 415 compensation with respect to deemed Code section 125 compensation; and

WHEREAS, the Employer desires to amend the Plan to revise the definition of a Leased Employee; and

WHEREAS, the Employer desires to amend the Plan to detail the method for correcting certain nondiscrimination tests under the Plan; and

WHEREAS, the Employer desires to amend the Plan to specify how excess annual additions will be corrected;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Employer hereby amends the Plan, effective as of January 1, 2002, except as otherwise provided, as follows:

I.

Section 7.14(a)(2) of the Plan is amended and restated as follows:

(2) the specific reference to the pertinent Plan provisions on which the denial is based, or if the claim is for Disability which is determined by the Plan Administrator, then, if applicable, a copy of the internal rule, guideline or protocol that was relied upon to make the determination or a statement that such rule was relied upon and a copy of such rule will be provided, free of charge, upon request;

Section 7.14(a)(5) of the Plan is amended and restated as follows:

(5) an explanation of the Plan Administrator’s review procedure as stipulated in this Plan, and a statement regarding the claimant’s right to bring civil action under ERISA section 502(a) following an adverse determination on review.

Section 7.14(a) of the Plan is amended by the addition of the following subsection (7):

(7) With respect to a Disability claim which is determined by the Plan Administrator, if notice of the denial of a claim is not furnished to the claimant in accordance with (1) through (5) above, within 45 days, (unless circumstances beyond the Plan Administrator’s control cause a lengthier period before a determination of the validity of a claim can be made), the claim shall be deemed denied. The claimant shall then be permitted to proceed to the review stage described in paragraph (c) below. The 45-day time limit shall not be extended, except where there are special circumstances that require such an extension, and a written description of those circumstances is sent to the claimant within the 45-day period. If the Plan Administrator requires an extension, the extension shall not exceed 30 days, unless during the course of the 30-day extension, the Plan Administrator determines, due to special circumstances beyond its control, that an additional 30-day extension is necessary. If, in the notice of extension, the Plan Administrator requests additional information from the claimant, the claimant shall have 45 days from the date of receipt of the notice to provide such additional information. If there is an extension, or two extensions, a decision shall be made as soon as practicable, but not later than 105 days after the receipt by the Plan Administrator of the written request for the claim to be reviewed.

Subsection b. of Section 7.14 of the Plan is amended and restated as follows:

(b) Review procedure. For all claims other than Disability determinations that are made by the Plan Administrator, the review procedure is as follows:

The last sentence of Subsection (b)(3) of Section 7.14 of the Plan is deleted and restated follows:

The Plan Administrator shall provide copies of the relevant information to the claimant free of charge.

Section 7.14 of the Plan is amended by the addition of the following subsections (c) and (d):

(c) Review procedure. For claims for Disability determinations that are made by the Plan Administrator, the review procedure is as follows:

(1) Upon denial of a claim for benefits under the Plan, the claimant must file a request in writing with the Plan Administrator requesting that the claim be reviewed by the Plan Administrator.

(2) The written request for the claim to be reviewed must be filed with the Plan Administrator no later than 180 days after the claimant received written notification of the denial of the claim, or the period described in subparagraph (a)(7) above, if applicable. If the claim is sent to the Plan Administrator by first class mail, the postmark shall be the date the written request for review is submitted.

(3) The claimant may review all pertinent documents relating to the denial of the claim at the Plan Administrator’s office and at other locations, if any, so specified by the Plan Administrator. Upon written request, the claimant may obtain copies of all pertinent documents relating to the denial of the claim. The Plan Administrator will provide the relevant documents free of charge.

(4) The claimant may submit any issues and comments regarding the denial of the claim, in writing, to the Plan Administrator.

(5) The Plan Administrator shall afford such Participant or other interested party a reasonable opportunity for a full and fair review by the Plan Administrator of the claim under review. The Plan Administrator shall take any and all steps to obtain knowledge of all the pertinent facts and evidence that are required, in the Plan Administrator’s judgment, to render a fair decision with respect to the claim, including obtaining legal counsel. The Plan Administrator shall consult with a health care professional other than any health care professional that was consulted in connection with the initial denial of benefits.

(6) The review shall not defer to the initial denial and shall not be conducted by the individual who made the initial determination, nor by the subordinate of such individual.

(7) The Plan Administrator shall advise the claimant in writing of its decision within 45 days after the Plan Administrator received the written request for a review of the claim. The 45-day time limit shall not be extended, except where there are special circumstances that require such an extension, and a written description of those circumstances is sent to the claimant within the 45-day period. If the Plan Administrator requires an extension, the extension shall not exceed 45 days. If there is an extension, a decision shall be made as soon as practicable, but not later than 90 days after the receipt by the Plan Administrator of the written request for the claim to be reviewed.

(d) Content of a denial upon review. All reviews of denials of Disability claims for Plan benefits shall be subject to a full and fair review. Upon review, if the Plan Administrator fully or partially denies any claim for benefits under the Plan, the Plan Administrator shall set forth in writing in a manner calculated to be understood by the Participant or any other person claiming benefits, the following information:

(1) the specific reason for the adverse determination;

(2) the specific reference to the pertinent Plan provisions on which the determination is based;

(3) a statement that the claimant may review all pertinent documents relevant to the denial of the claim at the Plan Administrator’s office and at other locations, if any, so specified by the Plan Administrator and that upon written request, the claimant may obtain copies of all pertinent documents relating to the denial of the claim, free of charge;

(4) a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures, and a statement regarding the claimant’s right to bring civil action under ERISA section 502(a) following an adverse determination on review;

(5) if applicable, a copy of the internal rule, guideline or protocol that was relied upon to make the determination or a statement that such rule was relied upon and a copy of such rule will be provided, free of charge, upon request;

(6) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation will be provided, free of charge, upon request; and

(7) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(8) If this Plan is subject to a collective bargaining agreement, it shall be deemed to satisfy the claims procedures regulations if the collective bargaining agreement includes provisions for filing claims, procedures for the disposition of claims, and a grievance or arbitration procedure applicable to adverse benefit determinations.

(9) If notice of the denial of a claim is not furnished to the claimant in accordance with the above within 90 days, the claim shall be deemed denied.

II.

Section 1.11(b)(9) of the Plan is restated to read as follows:

(9)	For Limitation Years beginning after December 31, 1997, the 415(c) Compensation definition shall include any elective deferrals (as defined in Code section 402(g)(3)) paid or made available during such Limitation Year, any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Code section 125 or 457, and any amount that is considered to be deemed Code section 125 compensation. An amount shall be deemed Code section 125 compensation if such amount is not available to a Participant in cash in lieu of group health coverage because such Participant is unable to certify that he has other health coverage.

The second paragraph of Plan Section 1.11(b)(12) is restated as follows:

For Limitation Years beginning after December 31, 1997, the 415(c) Compensation definition shall include any elective deferral (as defined in Code section 402(g)(3)) paid or made available during such Limitation Year, any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Code section 125 or 457, and any amount that is considered to be deemed Code section 125 compensation. An amount shall be deemed Code section 125 compensation if such amount is not available to a Participant in cash in lieu of group health coverage because such Participant is unable to certify that he or she has other health coverage. For Limitation Years beginning on or after January 1, 2001, 415(c) Compensation shall include elective amounts that are not includible in the gross income of the Employee by reason of Code section 132(f)(4).

III.

The first sentence of Section 1.36 of the Plan is amended to read as follows and a new second sentence is inserted immediately thereafter:

Leased Employee, effective for Plan Years beginning after December 31, 1996, means any person (other than an Employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Code section 414(n)(6)) on a substantially full time basis for a period of at least one (1) year, and such services are performed under primary direction or control by the recipient employer. For Plan Years beginning prior to January 1, 1997, Leased Employee means any person (other than an Employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Code section 414(n)(6)) on a substantially full time basis for a period of at least one (1) year, and such services are of a type historically performed by employees in the business field of the recipient employer.

IV.

Article III of the Plan is amended by adding Section 3.05A after Section 3.05, and reads as follows:

3.05A. Correction of Excess Contributions.

(a)  Determining Excess Contributions. For Plan Years beginning after December 31, 1996, Excess Contributions for Highly Compensated Participants for a Plan Year must be returned on the basis of each Highly Compensated Employee’s contributions to the extent required to enable the Plan to satisfy one of the two Actual Deferral Percentage Tests.

Notwithstanding the preceding, however, for any Plan Year, the Employer may provide for satisfying the Actual Deferral Percentage Tests (as set forth in Section 3.05) in whole or in part by making Qualified Nonelective Contributions for such Plan Year, pursuant to Section 3.11. The Employer may satisfy such tests by making such Qualified Nonelective Contributions, by applying the method provided for in the preceding paragraph or by a combination of such contributions and such method.

(b)  Applying Excess Contributions to Highly Compensated Participants. For each Highly Compensated Participant, the amount of Excess Contributions is equal to the total of Salary Deferral Contributions made on behalf of the Participant (determined prior to the application of paragraph (a)) minus the amount determined by multiplying the Participant’s Actual Deferral Ratio (determined after the application of paragraph (a)) by his Compensation used in determining such ratio.

The amount of Excess Contributions for a Highly Compensated Participant for a Plan Year is to be determined by the following leveling method, under which the Actual Deferral Percentage of the Highly Compensated Participant with the highest Salary Deferral Contributions is reduced to the extent required to enable the Plan to satisfy the Actual Deferral Percentage Test: For each Highly Compensated Participant, the amount of Excess Contributions is the excess of the amount of the Salary Deferral Contributions (determined prior to the application of this paragraph) actually made on behalf of Highly Compensated Employees for the Plan Year, over the maximum amount of such contributions permitted under the Actual Deferral Percentage Test (determined by reducing the contributions made on behalf of Highly Compensated Employees in order of their Actual Deferral Percentage amounts beginning with the Highly Compensated Employee with the largest amount and continuing in descending order until all the Excess Contributions have been allocated.)

With respect to the distribution of Excess Contributions pursuant to this Section, such distribution shall be made first from unmatched Salary Deferral Contributions, and thereafter, from matched Salary Deferral Contributions. If any such matched Salary Deferral Contributions are distributed, the corresponding Matching Contributions shall be forfeited and treated as a Forfeiture under the Plan. Any distributions under this paragraph shall be designated by the Employer as a distribution of Excess Contributions (and income). Any distribution of less than the entire amount of Excess Contributions shall be treated as a pro rata distribution of Excess Contributions and income.

(c)  Date when Excess Contributions are to be distributed. In order to satisfy the requirements of Code section 401(k)(3) for the Plan Year for which such Excess Contributions were made and for all subsequent years such Excess Contributions remain in the Plan, Excess Contributions (and income allocable thereto) shall be designated as such by the Plan Administrator and distributed to the appropriate Highly Compensated Participant(s) after the close of the Plan Year in which the Excess Contributions arose and within 12 months after the close of such Plan Year. Furthermore, unless such Excess Contributions are corrected within 21/2 months after the close of the Plan Year for which they were made, the Employer shall be liable for a ten percent (10%) excise tax on such Excess Contributions. In the event of the complete termination of the Plan during the Plan Year in which an Excess Contribution arose, such distributions shall be made after the date of termination of the Plan and as soon as administratively feasible, but in no event later than the close of the 12-month period immediately following such termination.

(d)  Income allocable to Excess Contributions. Income shall be allocated to Excess Contributions by multiplying the net income allocated to the Participant for the Plan Year attributable to Salary Deferral Contributions (and amounts treated as Salary Deferral Contributions) by a fraction. The numerator of the fraction is the Excess Contributions for the Employee for the Plan Year. The denominator of the fraction is equal to the sum of:

(1) The total Account Balance of the Employee attributable to Salary Deferral Contributions (and amounts treated as Salary Deferral Contributions) as of the beginning of the Plan Year; plus

(2) The Employee’s Salary Deferral Contributions (and amounts treated as Salary Deferral Contributions) for the Plan Year.

Effective for Plan Years beginning on or after January 1, 1994, lag period income or gap income (the income attributable to such Excess Contributions for the period between the end of the Plan Year, to which such Excess Contributions relate, and the date of distributions) shall not be required to be calculated.

(e)  Spousal consent not required. A corrective distribution of Excess Contributions (and income allocable thereto) may be made without regard to any notice or consent of the Employee or the Employee’s Spouse otherwise required under the Plan, if applicable, or as may otherwise be required by the Adoption Agreement.

(f)  Coordination with Excess Deferrals. The amount of Excess Contributions to be distributed to a Participant shall be reduced by the Excess Deferrals previously distributed to the Participant for his taxable year ending in the Plan Year for which the Excess Contributions are made

V.

Section 3.09 of the Plan is hereby amended by adding subsections (c) through (f) after subsection (b), and reads as follows:

(c)  Correction of Excess Aggregate Contributions.

The amount of Excess Aggregate Contributions for a Highly Compensated Participant for a Plan Year is to be determined by the following leveling method, under which the Actual Contribution Percentage of the Highly Compensated Participant with the highest Nondeductible Employee and Matching Contributions is reduced to the extent required to enable the Plan to satisfy the Actual Contribution Percentage Test.

For each Highly Compensated Participant, the amount of Excess Aggregate Contributions is the excess of the aggregate amount of the Nondeductible Employee Contributions and Matching Contributions and contributions treated as Matching Contributions (determined prior to the application of this paragraph) actually made on behalf of Highly Compensated Employees for the Plan Year, over the maximum amount of such contributions permitted under the Actual Contribution Percentage Test (determined by reducing the contributions made on behalf of Highly Compensated Employees in order of their Actual Contribution Percentage amounts beginning with the Highly Compensated Employee with the largest amount and continuing in descending order until all the Excess Aggregate Contributions have been allocated.) For purposes of subsections (a) and (c) of this Section 3.09, Matching Contributions forfeited as a result of a correction or return of Excess Deferrals (determined pursuant to Section 3.06) or Excess Contributions (determined pursuant to the test described in Section 3.05) shall be credited for purposes of reducing any Excess Aggregate Contributions.

(d)  Distribution of Excess Aggregate Contributions. In order to satisfy the requirements of Code section 401(m) for the Plan Year for which Excess Aggregate Contributions were made and for all subsequent years for which such contributions remain uncorrected, the Plan shall correct any Excess Aggregate Contributions by the close of the Plan Year for which such contributions were made. Further, failure to make such correction within 21/2 months after the close of the Plan Year for which such contributions were made shall cause the Employer to be liable for ten percent (10%) excise tax on the amount of such Excess Aggregate Contributions which are not corrected. Excess Aggregate Contributions (and income allocable thereto) shall be designated by the Plan Administrator as a distribution of Excess Aggregate Contributions (and income allocable thereto) and shall be forfeited, if forfeitable, or if not forfeitable, distributed to the appropriate Highly Compensated Participant after the close of the Plan Year in which the Excess Aggregate Contribution arose and within 12 months after the close of the following Plan Year. Such Excess Aggregate Contributions (and income allocable thereto) shall be forfeited, if forfeitable, or if not forfeitable, distributed first from the Participant’s Nondeductible Employee Contributions, if any, then on a pro-rata basis from the Participant’s vested and nonvested Matching Contributions. In the event of the complete termination of the Plan during the Plan Year in which an Excess Aggregate Contribution arose, such distributions are to be made after termination of the Plan and before the close of the 12-month period immediately following such termination. Excess Aggregate Contributions, including forfeited Matching Contributions, shall be treated as Employer Contributions for purposes of Code sections 404 and 415 even if distributed from the Plan. The distribution of Excess Aggregate Contributions shall be made on the basis of the respective portions of such amounts attributable to each Highly Compensated Participant. Excess Aggregate Contributions may not be corrected by Forfeiture if such contributions are not forfeitable under the terms of the Plan. Matching Contributions that are vested may not be forfeited to correct Excess Aggregate Contributions. Matching Contributions that are not vested and which constitute Excess Aggregate Contributions shall be forfeited.

(e)  Income allocable to Excess Aggregate Contributions. Income shall be allocated to Excess Aggregate Contributions by multiplying the Net Income allocated to the Participant for the Plan Year attributable to Matching Contributions, Nondeductible Employee Contributions (and amounts treated as Matching Contributions) by a fraction. The numerator of the fraction is the Excess Aggregate Contributions for the Employee for the Plan Year. The denominator of the fraction is equal to the sum of:

(1) The total Account Balance of the employee attributable to Matching Contributions, Nondeductible Employee Contributions (and amounts treated as Matching Contributions) as of the beginning of the Plan Year; plus

(2) The Employee’s Matching Contributions, Nondeductible Employee Contributions (and amounts treated as Matching Contributions) for the Plan Year.

Effective for Plan Years beginning on or after January 1, 1994, lag period income or gap income (the income attributable to such Excess Aggregate Contributions for the period between the end of the Plan Year, to which such Excess Aggregate Contributions relate, and the date of distribution) shall not be required to be calculated.

(f)  Coordination with other corrections. The determination of the amount of Excess Aggregate Contributions with respect to any Plan Year shall be made after:

(1) first determining Excess Deferrals;

(2) then determining Excess Contributions; and

(3) then determining the Excess Contributions that are treated as Nondeductible Employee Contributions due to Recharacterization (if provided for in the Adoption Agreement).

VI.

Article V. of the Plan is amended by the addition of the following new subsection which reads as follows:

5.03. Adjustment for Excess Annual Additions.

(a) Definition of Excess Amount. For the purpose of this Section, Excess Amount for any Participant for a Limitation Year shall mean the excess, if any, of (1) the Annual Additions which would be credited to his Account under the terms of the Plan without regard to the limitations of

Code section 415 over (2) the maximum Annual Additions determined pursuant to Section 5.01 or 5.02, as applicable.

(b) Correction of Errors. If, as a result of a reasonable error in estimating a Participant’s 415(c) Compensation, or other facts and circumstances to which section 1.415-6(b)(6) of the Income Tax Regulations shall be applicable, there is an Excess Amount, such Excess Amount shall be disposed of as follows:

(1) first, distribute to the Participant any Nondeductible Employee Contribution amount credited for the Limitation Year to the extent that the return would reduce the Excess Amount in the Participant’s Accounts;

(2) second, distribute to the Participant any Salary Deferral Contribution amount credited for the Limitation Year to the extent that the return would reduce the Excess Amount in the Participant’s Accounts, Salary Deferral Contributions that have not been matched shall be returned to a Participant before returning any Salary Deferral Contributions that have been matched;

(3) then, hold any Excess Amount remaining after the return of any Nondeductible Employee Contributions and Salary Deferral Contributions in an Annual Additions Suspense Account, Excess Amounts which are Discretionary contributions shall be placed in such Annual Additions Suspense Account prior to any Matching Contributions being placed in such account;

(4) then, use the Annual Additions Suspense Account in the next Limitation Year (and succeeding Limitation Years if necessary) to reduce Employer Contributions for that Participant if that Participant is covered by the Plan as of the end of the Limitation Year, or if the Participant is not so covered;

(5) then, reduce Employer Contributions to the Plan for such Limitation Year (and succeeding Limitation Years if necessary) by the amount of the Annual Additions Suspense Account allocated and reallocated during such Limitation Year.

If the Employer maintains a contribution plan subject to Code section 412 and a defined contribution plan not subject to Code section 412, then corrections shall first be made to the Plan which is not subject to Code section 412.

If the Employer maintains more than one defined contribution plan subject to Code section 412, then the Employer shall specify in the Board Resolution adopting the Plans as to the order of correction.

Salary Deferral Contributions and Nondeductible Employee Contributions that are returned under this Section shall be disregarded for purposes of Sections 3.05, 3.05A, 3.06, and 3.09.

(c) Definition of Annual Additions Suspense Account.For the purpose of this Section, Annual Additions Suspense Account shall mean an unallocated account equal to the sum of the Excess Amounts for all Participants in the Plan during the Limitation Year. The Annual Additions Suspense Account shall not share in any earnings or losses of the Trust Fund.

If an Annual Additions Suspense Account is in existence at any time during a particular Limitation Year, all amounts in such account shall be allocated and reallocated to Participants’ Accounts before any Employer contributions (or Employee contributions, if applicable) may be made to the Plan for that Limitation Year.

(d) Plan may not distribute Excess Amounts.The Plan may not distribute Excess Amounts to Participants or Former Participants, except to correct errors as provided for in (b) above.

(e) Controlled group rules.For the purpose of this Section, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code section 1563(a) or Code sections 414(b) and (c) as modified by Code section 415(h)), is a member of an affiliated service group (as defined by Code section 414(m)), or is a member of any other entity required to be aggregated pursuant to regulations under Code section 414(o), then all employees of such employers or entities shall be considered to be employed by a single employer.

VII.

In all other respects the Plan is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Employer has caused this Second Amendment to be executed this 18th day of December, 2002.

Dell Financial Services L.P.

By:	/s/ J. KEVIN NATER

Title:	CEO